UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 16, 2008

eBay Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24821	77-0430924
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2145 Hamilton Avenue, San Jose, California		95125
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 376-7400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 16, 2008, eBay Inc. (the "Company") drew down an aggregate amount of $1.0 billion under its revolving credit facility (the "Facility") pursuant to the Credit Agreement (as amended, the "Credit Agreement") with Bank of America, N.A., as Administrative Agent (the "Agent"); certain lenders named therein; JP Morgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as Syndication Agents; and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Bank, N.A., as Joint Lead Arrangers and Joint Book Managers. This borrowing under the Facility currently bears interest at a rate equal to one-month LIBOR plus a margin of 0.20% (4.67% as of October 16, 2008). We expect that the funds will be used for general corporate purposes, including financing the acquisition of Bill Me Later, Inc. and its associated receivables. Following this borrowing, the remaining availability under the Facility is approximately $840 million (which also reflects a $160 million reduction in available borrowing resulting from the bankruptcy filing of Lehman Brothers Holdings Inc., the parent corporation of Lehman Brothers Commercial Bank (which had a $160 million lending commitment)).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.

October 17, 2008	By:	/s/ Brian H. Levey

Name: Brian H. Levey
Title: Vice President, Deputy General Counsel, Corporate and Assistant Secretary